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                                 EXHIBIT 11.1

                        TSI INTERNATIONAL SOFTWARE LTD.

                       COMPUTATION OF EARNINGS PER SHARE

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
                                        Three Months Ended            Nine Months Ended
                                          September 30,                  September 30
                                      ----------------------        ----------------------
                                         1999        1998              1999        1998
                                      ----------  ----------        ----------  ----------
Weighted average common shares
 outstanding                          25,624,921  21,924,662        24,612,447  20,811,730

Dilutive effect of stock options
 and Warrants                                 --   3,329,082                --   3,444,524
                                      ----------  ----------        ----------  ----------

Weighted average common and common
 equivalent shares outstanding
 - Diluted                            25,624,921  25,253,744        24,612,447  24,256,254

Net Income

Per Share Amount - Basic               $   (0.14) $     0.09        $    (0.33) $     0.19
                 - Diluted             $   (0.14) $     0.07        $    (0.33) $     0.16
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